Exhibit 10.18

SETTLEMENT AND LICENSE AGREEMENT

THIS SETTLEMENT AND LICENSE AGREEMENT (hereinafter “Agreement”) is made the 5th day of October 2012, by and between OPTi Inc., a California corporation having its place of business at 1 First Street, Suite 14, Los Altos, CA 94022 (“OPTi”), Silicon Integrated Systems Corp., a Taiwan corporation with its principal place of business at No. 180, Sec. 2, Gongdaowu Rd., Hsin-Chu, Taiwan 300, Republic of China (SIS Taiwan), acting on behalf of itself and its Subsidiaries, including but not limited to Silicon Integrated Systems Corp., a corporation organized and existing under the laws of the state of California and that maintains a place of business at 838 North Hillview Drive, Milpitas, CA 95035 (“SIS America”), and SIS HOLDING LIMITED, a Cayman Islands corporation with a registered address at Marguee P5511-PT3 Place, Suite 300, 430 West Bay Road, P.O. Box 30691, Grand Cayman KY1-1203, Cayman Islands (“SIS HOLDING LIMITED”) (collectively “SIS”).

WHEREAS, OPTi has filed patent infringement claims against SIS Taiwan and SIS America and other co-defendants in the Civil Action No. 2:10-cv-00279-JRG (E.D. Tex.) (the “Action”).

WHEREAS, OPTi and SIS desire to settle and resolve their differences relative to the Action on the terms and conditions set forth herein;

WHEREAS, in consideration of the mutual agreements and covenants set forth herein, OPTi and SIS have agreed to (i) a Stipulation and Order of Dismissal With Prejudice and (ii) the terms of this Settlement and License Agreement, and have consented to the entry of such Stipulation.

NOW, THEREFORE, in consideration of the foregoing and the undertakings and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the aforementioned Parties agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

a.	“OPTi” means OPTi Inc. and its agents, servants, officers, directors, employees, attorneys, divisions, successors, subsidiaries, and assigns.

b.

“SIS” means Silicon Integrated Systems Corp. and its agents, servants, officers, directors, employees, attorneys, divisions, successors, subsidiaries, assigns, and Affiliates, including any direct or indirect parent or subsidiary corporations of SIS, a Taiwan corporation, including but not limited to SIS America and SIS HOLDING LIMITED.

c.

“Affiliate” means a business entity in which OPTi or SIS or their direct or indirect parent or subsidiary corporation possesses, directly or indirectly, at least fifty percent (50%) of the outstanding voting equity.

d.

“OPTi Patents” means (i) all patents and patent applications (along with patents issuing thereon) in all jurisdictions worldwide that are, at any time during the term of this Agreement, assigned to, owned by, or controlled by OPTi or its Affiliates, or to which OPTi or its Affiliates have a right to assert a claim of infringement or to grant licenses, including without limitation the patents listed on Exhibit A hereto and (ii) any divisionals, continuations, continuations-in-part, reissues, reexaminations, utility models, foreign counterpart, parent or extension of any patent or application and any patent or patent application whose priority is based upon or in common with such patents and patent applications.

e.	“Parties” mean OPTi and SIS, collectively (each, a “Party”).

f.	The “Action” means Civil Action No. 2:10-cv-00279-JRG pending in the United States District Court for the Eastern District of Texas, Marshall Division.

g.	“Court” means the United States District Court for the Eastern District of Texas, Marshall Division.

2.	Settlement Conditions.

a.

SIS Payment to OPTi. SIS HOLDING LIMITED shall pay to OPTi the sum of one hundred and fifty thousand U.S. dollars ($150,000.00) by wire transfer within seven (7) days of the Effective Date of this Agreement.

b.

Dismissal of Claims. Concurrent with the execution of this Agreement, the Parties shall execute a Stipulation and Order of Dismissal With Prejudice in the form attached as Exhibit B hereto, whereby the Parties shall dismiss with prejudice all claims asserted against SIS in the Action. Counsel for OPTi shall cause such Stipulation and Order of Dismissal With Prejudice to be filed in the Court within five (5) days after the Settlement Agreement is executed.

c.

Release by OPTi of SIS. Except with respect to any breach of this Agreement, OPTi hereby forever releases and discharges SIS from and against any and all claims, liabilities, demands, obligations, rights, damages, costs, expenses, and causes of action of any nature, kind or character (whether tort, contract or statutory, known or unknown, suspected or unsuspected, fixed or contingent) that relate to (a) the OPTi Patents or (b) claims and counterclaims that were or could have been asserted in the Action as between SIS and OPTi, inclusive of fees and costs associated with the Action.

d.

Release by SIS of OPTi. Except with respect to any breach of this Agreement, SIS hereby forever releases and discharges OPTi from and against any and all claims, liabilities, demands, obligations, rights, damages, costs, expenses, and causes of action of any nature, kind or character (whether tort, contract or statutory, known or unknown, suspected or unsuspected, fixed or contingent) that relate to the claims and counterclaims asserted in the Action as between SIS and OPTi, inclusive of fees and costs associated with the Action.

e.	Taxes. All taxes imposed as the result of the existence of this Agreement or the performance of the parties hereunder will be borne and paid by the parties required to do so by applicable law.

3.

Patent License. Effective upon the execution of this Agreement, OPTi hereby grants to SIS a nonexclusive, perpetual, worldwide license under the OPTi Patents to make, have made, use, sell, and offer to sell any products and services and to have products and services made or performed exclusively on behalf of SIS based on a design developed by or for, or otherwise owned and furnished to the manufacturer, by SIS. The license granted by OPTi to SIS hereunder will extend to any customers acquiring products from SIS including, without limitation, the combination of those products with other SIS licensed products as well as for the use of such combinations, even if such SIS products were acquired separately. Notwithstanding the foregoing, nothing in this Agreement grants any license to any third party for the combination of SIS products with other products not licensed by OPTi or for the use of any such combinations of products. Any power by SIS to grant any such licenses to any such third party by implication or otherwise is excluded. SIS agrees that the license granted herein is not intended to and does not cover manufacturing, sales, or importation activities that SIS may undertake on behalf of third parties for the purpose of providing third parties with coverage under the license granted by OPTi to SIS in this Settlement Agreement.

4.

Limited Sublicensing Right to SIS. The rights granted to SIS under this Agreement may not be transferred, assigned, or sublicensed, except in connection with the transfer, sale, or purchase of substantially all of the assets of one or more businesses to which the subject matter of the OPTi Patents is related. In connection with any such transfer, SIS shall have the right to grant a third-party transferee a sublicense under the OPTi Patents identical to the rights granted to SIS under this Agreement. The patent license set forth in Section 3 above will not extend to products already being made or sold by the transferee as of the date of the transfer or products made or sold by the transferee after the date of transfer. SIS shall provide written notice to OPTi of any such transfer at least thirty (30) days prior to the date of such transfer.

5.	Warranties.

a.	Each Party represents and warrants that the Party possesses the right and power to enter into this Agreement and grant the rights granted herein; and,

b.

Each Party represents and warrants that in executing this Agreement, the Party relied solely upon its own judgment, belief, and knowledge, and the advice and recommendations of its own independently selected counsel, concerning the nature, extent, and duration of its rights, claims, and obligations hereunder and regarding all matters that relate in any way to the subject matter hereof.

c.	OPTi represents and warrants that it is the assignee and owner of all rights, titles, and interest in and to the OPTi Patents.

d.

SIS represents and warrants that it has not sold or offered for sale any core logic chipset products for use in PCs or similar systems since December 24, 2011, and that it has no current plans to offer such products. SIS acknowledges that OPTi has relied on this representation in entering into this agreement and, in particular, in granting the dismissal, release, and license contemplated by this agreement, and that breach of this warranty shall be grounds for OPTi to rescind any dismissal, release or license granted under this agreement without, at OPTi’s election, otherwise repudiating any other provision of this Agreement or relinquishing any other remedy to which it would otherwise be entitled by reason of such breach.

6.

Remedies. Even if a final judgment is entered and affirmed on appeal establishing that any of the OPTi Patents is invalid or unenforceable, SIS may not terminate the license granted herein and must comply with the terms of Section 2.

7.

Governing Law. The validity and interpretation of this Agreement and the rights and duties of the Parties shall be governed by the laws of the State of Texas, without regard to conflicts of laws principles.

8.

Dispute Resolution. Any controversy, claim, or dispute between the Parties arising out of or relating to the terms of this Agreement may be resolved by instituting an action in the United States District Court for the Eastern District of Texas for breach of this Agreement. The Parties agree to submit to the jurisdiction of the Court, agree not to assert as defenses any defenses other than those which relate to their compliance with the terms of this Agreement, or any term hereof.

9.	Successors and Assigns. This Agreement shall be binding on each Party and its permitted successors and assigns.

10.	Assignability. Except otherwise stated in Section 4 above, this Agreement may not be assigned or transferred by either Party without obtaining prior written approval of the other Party.

11.	Confidentiality Obligation. The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

a.	with the prior written consent of the other party;

b.	to any governmental body having jurisdiction to call therefor;

c.	subject to (d) below, as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters;

d.

during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (a) the restrictions are embodied in a court entered Protective Order, and (b) the disclosing party informs the other party in writing at least ten (10) days in advance of the disclosure;

e.	in confidence to legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with financial transactions;

f.

in confidence to an acquirer or acquiree, and such other party’s legal counsel, accountants, banks and financing sources and their advisors solely in connection with an anticipated merger or acquisition;

g.	to the extent either party concludes that disclosure is required by the Securities and Exchange Act of 1934, as amended, or any other Securities and Exchange Commission law or regulation.

12.

Costs. Each Party shall bear its own fees and costs related to the Action and the settlement thereof. In the event of any proceeding seeking resolution of any controversy, claim, or dispute between the Parties arising out of or relating to the terms of this Agreement, the losing Party shall pay the reasonable attorneys’ fees and reasonable costs of the prevailing Party.

13.

Severability. The invalidity or unenforceability of any term of this Agreement shall not affect the validity or enforceability of any other term, the remaining terms being deemed to continue in full force and effect.

14.

Waiver and Modification. No waiver or modification of any right under this Agreement shall be effective unless contained in a writing signed by the Party charged with such waiver or modification, and no waiver or modification of any right arising from any breach or failure to perform shall be deemed a waiver or modification of any future breach or failure of any other right arising under this Agreement.

15.

Notices. All notices to be given to a Party under any of the provisions of this Agreement shall be in writing in the English language and shall be deemed to have been duly given if delivered by hand or mailed by registered, certified mail, or overnight mail service, postage prepaid, to the Party at the address given below:

If to OPTi:

OPTi Inc.

ATTN: Chief Executive Officer

1 First Street, Suite 14

Los Altos, CA 94022

If to SIS:

Silicon Integrated Systems Corporation

ATTN: Director / Legal Affairs

No. 180, Sec. 2, Gongdaowu Rd.,

Hsin-Chu, Taiwan 300

Republic of China

Notices delivered by mail shall be effective three (3) days after mailing. Such notice will be deemed effective earlier if actually received earlier by the Party. Either Party may change its address for the purposes of notice under this Agreement by giving the other Party written notice of its new address.

16.

Counterparts, Headings, and Construction. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both together will constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. All headings in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against either party.

17.

Entire Agreement, Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, promises, and representations made by either Party to the other concerning the subject matter hereof and the terms of this Agreement. There are no other agreements or understandings between the Parties regarding this subject matter, written or oral, express or implied. This Agreement may not be released, discharged, amended, or modified in any manner except by a written instrument signed by duly authorized representatives of each Party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the Effective Date.

OPTi Inc.

Signed:	/s/ Bernard Marren
Name:	Bernard Marren
Title:	President and CEO

Date: August 8, 2012

Silicon Integrated Systems Corp.

Signed:	/s/ Daniel Chen
Name:	Daniel Chen
Title:	Chairman

Date: August 5, 2012

EXHIBIT A

7,523,245	Compact ISA-bus interface
6,567,875	USB data serializer
6,405,291	Predictive snooping of cache memory for master-initiated accesses
6,098,141	Compact ISA-bus interface
6,029,251	Method and apparatus for temperature sensing
5,974,495	Using a back-off signal to bridge a first bus to a second bus
5,968,151	System and method of positively determining ISA cycle claiming
5,944,807	Compact ISA-bus interface
5,933,611	Dynamic scheduler for time multiplexed serial bus
5,918,072	System for controlling variable length PCI burst data using a dummy final data phase and adjusting the burst length during transaction
5,907,857	Refresh-ahead and burst refresh preemption technique for managing DRAM in computer system
5,905,887	Clock frequency detection for computer system
5,900,016	System for using a cache memory with a write-back architecture
5,890,002	System and method for bus master emulation
5,881,271	System and method for clock management
5,860,113	System for using a dirty bit with a cache memory
5,854,638	Unified memory architecture with parallel access by host and video controller
5,822,768	Dual ported memory for a unified memory architecture
5,813,036	Predictive snooping of cache memory for master-initiated accesses
5,805,905	Method and apparatus for arbitrating requests at two or more levels of priority using a single request line
5,790,831	VL-bus/PCI-bus bridge
5,768,624	Method and apparatus for employing ping-pong buffering with one level deep buffers for fast DRAM access
5,710,906	Predictive snooping of cache memory for master-initiated accesses
5,577,214	Programmable hold delay
5,550,515	Multiphase clock synthesizer having a plurality of phase shifted inputs to a plurality of phase comparators in a phase locked loop
5,469,555	Adaptive write-back method and apparatus wherein the cache system operates in a combination of write-back and write-through modes for a cache-based microprocessor system
5,463,759	Adaptive write-back method and apparatus wherein the cache system operates in a combination of write-back and write-through modes for a cache-based microprocessor system
5,448,742	Method and apparatus for local memory and system bus refreshing with single-port memory controller and rotating arbitration priority
5,426,739	Local bus - I/O Bus Computer Architecture
5,423,019	Automatic cache flush with readable and writable cache tag memory
5,414,827	Automatic cache flush
5,371,880	Bus synchronization apparatus and method
5,309,568	Local bus design
5,287,481	Automatic cache flush with readable and writable cache tag memory

EXHIBIT B

UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF TEXAS

MARSHALL DIVISION

OPTi INC. Plaintiff, v. SILICON INTEGRATED SYSTEMS CORP., SILICON INTEGRATED SYSTEMS CORP. (TAIWAN), VIA TECHNOLOGIES, INC., AND VIA TECHNOLOGIES, INC. (TAIWAN) Defendants.	§ § § § § § § § § § § §	Civil Action No. 2:10-cv-00279-JRG JURY TRIAL DEMANDED

JOINT MOTION TO DISMISS WITH PREJUDICE

Plaintiff OPTi Inc. and Defendants Silicon Integrated Systems Corp. and Silicon Integrated Systems Corp. (Taiwan) (“collectively SIS”) hereby announce to the Court that they have settled their respective claims for relief asserted in this cause. Therefore, the Parties hereby agree to a dismissal with prejudice of all of the claims, counterclaims and affirmative defenses asserted herein between OPTi and SIS and further agree that each party shall each bear its own costs and attorneys’ fees.

The Parties respectfully request that the Court grant their Motion and dismiss with prejudice the claims, counterclaims and affirmative defenses asserted in this cause, and that each party shall bear its own costs and attorneys’ fees.

Dated: _____________

/s/

Michael D. Bednarek

Axinn | Veltrop | Harkrider | LLP

1330 Connecticut Avenue, N.W.

Washington, D.C. 20036

Telephone: (202) 721-5417

Counsel for Silicon Integrated Systems Corp.

and Silicon Integrated Systems Corp. (Taiwan)

Respectfully submitted,

MCKOOL SMITH, P.C.

/s/

Sam Baxter

Lead Attorney

Texas State Bar No. 01938000

sbaxter@mckoolsmith.com

104 East Houston Street, Suite 300

P.O. Box O

Marshall, Texas 75670

Phone: (903) 923-9000

Fax: (903) 923-9099

Michael L. Brody

J. Ethan McComb

WINSTON & STRAWN LLP

35 West Wacker Drive

Chicago, Illinois 60601

Telephone: (312) 558-5600

mbrody@winston.com

emccomb@winston.com

emersmann@winston.com

Taras A. Gracey

STEPTOE & JOHNSON LLP

115 S. LaSalle Street

Suite 3100

Chicago, IL 60603

Telephone: (312) 577-1259

Taras Gracey

tgracey@steptoe.com

Attorneys for Plaintiffs OPTi Inc.

CERTIFICATE OF SERVICE

The undersigned hereby certifies that all counsel of record who are deemed to have consented to electronic service are being served with a copy of this document via the Court’s CM/ECF system per Local Rule CV-5(a) on this          day of                  2012. Any other counsel of record will be served by facsimile transmission and first class mail.

/s/

CERTIFICATE OF CONFERENCE

I hereby certify that counsel for Plaintiff OPTi has conferred with counsel for Defendants Silicon Integrated Systems Corp. and Silicon Integrated Systems Corp. (Taiwan) as required by Local Rule CV7-(h) and that the parties agree with the relief requested.

/s/

UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF TEXAS

MARSHALL DIVISION

OPTi INC. Plaintiff, v. SILICON INTEGRATED SYSTEMS CORP., SILICON INTEGRATED SYSTEMS CORP. (TAIWAN), VIA TECHNOLOGIES, INC., AND VIA TECHNOLOGIES, INC. (TAIWAN) Defendants.	§ § § § § § § § § § § §	Civil Action No. 2:10-cv-00279-JRG JURY TRIAL DEMANDED

ORDER GRANTING JOINT MOTION TO DISMISS WITH PREJUDICE

This matter came before the Court on Plaintiff OPTi Inc.’s (“OPTi”) and Defendants Silicon Integrated Systems Corp. and Silicon Integrated Systems Corp. (Taiwan)’s (collectively “SIS”) Joint Motion to Dismiss With Prejudice. Having considered same, it is hereby, ordered, adjudged, and decreed that all claims, counterclaims and affirmative defenses asserted herein between OPTi and SIS are dismissed with prejudice, each party to bear its own costs and attorneys’ fees.